Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
RECEPTOS, INC.
at
$232.00 Net Per Share
by
STRIX CORPORATION
a wholly-owned subsidiary
of
CELGENE CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY, MONDAY, AUGUST 24, 2015, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration are the offer to purchase dated July 28, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Strix Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Receptos, Inc., a Delaware corporation (“Receptos”), other than any Shares that are owned immediately prior to the commencement of the Offer by Celgene, Purchaser, Receptos or any of their wholly-owned subsidiaries (“Cancelled Company Shares”), at a purchase price of  $232.00 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Receptos from Faheem Hasnain, Chief Executive Officer of Receptos, accompanied by Receptos’ Solicitation/Recommendation Statement on Schedule 14D-9.
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.
The Offer Price is $232.00 per Share, in cash, net to you, without interest and subject to any required withholding taxes.

2.
The Offer is being made for all of the outstanding Shares, other than any Cancelled Company Shares.

3.
The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 14, 2015 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Receptos, Celgene and Purchaser. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Purchaser will merge with and into Receptos (the “Merger”), with Receptos continuing as the surviving corporation and a wholly-owned subsidiary of Celgene.

4.
The Receptos board of directors has unanimously (i) determined that it is in the best interests of Receptos and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Receptos of the Merger Agreement, the performance by Receptos of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.
The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of the day on Monday, August 24, 2015, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6.
The Offer is conditioned upon, among other things:

•
there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with any Shares then owned by Purchaser (if any), would represent at least a majority of the issued and outstanding Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually received in accordance with the terms of the Offer);

•
the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•
the absence of any law or order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any governmental authority that has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Celgene or Purchaser or the Merger.

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Celgene obtaining financing.
7.
Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
RECEPTOS, INC.
at
$232.00 Net Per Share
by
STRIX CORPORATION
a wholly-owned subsidiary of
CELGENE CORPORATION.
The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated July 28, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Strix Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Receptos, Inc., a Delaware corporation (“Receptos”), other than any Shares that are owned immediately prior to the commencement of the Offer by Celgene, Purchaser, Receptos or any of their wholly-owned subsidiaries, at a purchase price of  $232.00 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.
Number of Shares to be Tendered:	_____________________________ Shares*
Account Number:	_____________________________
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
SIGN HERE
Signature(s)
Dated ____, 2015	Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.